Exhibit 21.1

List of Subsidiaries or Other Related Entities of Company

Sabine Pass LNG-GP, Inc.
Sabine Pass LNG-LP, LLC
Sabine Pass LNG, L.P.
Sabine Pass Tug Services, LLC